OMB APPROVAL
OMB Number: 3235-0060
Expires: March 31, 2006
Estimated average burden hours per response: 28

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Date of Report  (Date of earliest event reported) December 17, 2004

IDAHO GENERAL MINES, INC.

(Exact name of registrant as specified in its charter)

         Idaho                                                000-50539                                 91-0232000

(State or other jurisdiction                     (Commission                         (IRS Employer

        of incorporation)                               File  Number)                      Identification No.)

10 N. Post St., Suite 610

   Spokane, WA 99201

    99201

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code: (509) 838-1213

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (6-04)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On December 22, 2004 Idaho General Mines (“IGMI”) acquired the Turner Gold project consisting of 265 acres of private land and 3 unpatented claims in Josephine County, Oregon.  The volcanogenic sulfide deposit was explored by a number of major companies in the 1980s.  More than 80 drill holes delineated three mineralized zones at shallow depth containing 2.8 million tons at 0.11 opt gold, 0.58 opt silver, 1.36% copper, 3.36% zinc, and 0.04% cobalt (Perry et. al., 1990).  IGMI plans to conduct further exploration and feasibility studies in 2005.  Attention will be given to extending mineralized zones by drilling with emphasis upon diamond drill holes where higher gold values are indicated.  IGMI is in possession of the drill core from all previous efforts.  Feasibility studies by several previous owners were directed toward a 800 to 1200 ton per day mine.

As consideration for the Turner Gold project, IGMI made cash payments of $24, 272.00 and will issue 500,000 shares of IGMI common stock and common stock purchase warrants to acquire an additional 500,000 shares of common stock.  The warrants are exercisable at a price of $0.80 per share for a period of two years.  A finders fee is payable to an unaffiliated third party in connection with this transaction.  The finder is to receive 25,000 shares of IGMI common stock and common stock purchase warrants to acquire an additional 25,000 shares of common stock.  The warrants are exercisable at a price of $0.80 per share for a period of two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC.

/s/ Robert L. Russell

By:_________________________________

Robert L. Russell, President

Date:     December 22, 2004